BURLINGTON RESOURCES INC.
                            RATIO OF EARNINGS TO FIXED CHARGES
                                        EXHIBIT 12.1
                                        (UNAUDITED)


                                                            Three Months Ended
                                                                March 31,
                                                           1995           1994

                                                  (In Thousands, Except Ratio Amounts)

Earnings:

 Income (Loss) Before Income Taxes....................$  (24,121)   $    48,843

 Add:
  Interest and fixed charges..........................    26,365         18,056
  Portion of rent under long-term operating
    leases representative of an interest factor.......     1,127          1,123
                                                       ----------    -----------
  Total Earnings Available for Fixed Charges..........$    3,371    $    68,022
                                                       ==========    ===========


Fixed Charges:

  Interest and fixed charges..........................$   26,365    $    18,056
  Portion of rent under long-term operating
    leases representative of an interest factor.......     1,127          1,123
  Capitalized interest................................       480            345
                                                       ----------     ----------
  Total Fixed Charges.................................$   27,972    $    19,524
                                                       ==========    ===========


Ratio of Earnings to Fixed Charges....................      0.12 x         3.48 x
                                                       ==========    ===========













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